Exhibit 99.1

Nationwide Mutual Insurance Company

Nationwide Mutual Fire Insurance Company

Nationwide Corporation

March 5, 2008

Board of Directors

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215

Ladies and Gentlemen:

Nationwide Mutual Insurance Company (“NWM”), Nationwide Mutual Fire Insurance Company (“NW Fire”) and their wholly-owned subsidiary, Nationwide Corporation (“NWC” and, together with NWM, NW Fire, “Nationwide”) currently own approximately 66.5% of the equity and 95.0% of the voting power of Nationwide Financial Services, Inc. (“NFS”) through our ownership of 100% of NFS Class B common stock. We are pleased to present a proposal to NFS for a transaction in which we would acquire all of the outstanding shares of Class A common stock, $0.01 par value per share (the “Common Stock”) for $47.20 per share in cash.

We believe that our offer is attractive to the public stockholders of NFS. This offer represents a premium of 15.9% over the closing price of the shares of Common Stock on March 4, 2008 and 11.4% over the average closing price over the thirty day period ended March 4, 2008. Moreover, it provides the public stockholders of NFS with immediate liquidity and certain value in an uncertain market.

We are proposing this transaction because we believe that Nationwide and NFS can operate more cohesively under common ownership. We believe benefits of the proposed transaction include: improved strategic alignment; enhanced capabilities to meet the unique needs of our combined customers in terms of distribution, products and services; and a more streamlined corporate structure.

We intend to structure the transaction as a merger. To effect the merger, we will form a new and wholly-owned subsidiary to merge with and into NFS, with NFS as the surviving corporation. Upon consummation of the transaction, the Common Stock will no longer be traded on the New York Stock Exchange or registered under Section 12 of the Securities Exchange Act of 1934, as amended.

We anticipate that you will form a special committee comprised of directors of NFS who are independent of Nationwide (the “Special Committee”) to consider our offer. We also anticipate that the Special Committee will retain its own legal counsel and financial advisors to assist with the consideration of this offer and the proposed transaction. In that regard, we note that our sole interest is in acquiring the Common Stock of NFS and we have no interest in a disposition of our controlling stake in NFS.

This proposal is conditioned upon approval of the transaction by the Special Committee and by the Boards of Directors of NWM, NW Fire and NWC. Additionally, the proposal is conditioned upon the satisfactory completion of due diligence and the execution of a definitive merger agreement containing the terms and conditions set forth herein and other terms and conditions that are customary in such agreements, including but not limited to customary representations, warranties, covenants and conditions, such as the receipt of all necessary regulatory approvals. We believe we can complete our diligence and negotiate transaction documents expeditiously.

We reserve the right to modify or withdraw this proposal at any time prior to the execution and delivery of a definitive merger agreement. We will have no obligation to NFS or its stockholders with respect to this proposal unless and until we execute and deliver a definitive merger agreement that is satisfactory to us.

We would like to meet with the Special Committee and its advisors, together with our advisors, to further discuss the basis for this transaction. In connection with this proposal, Nationwide has engaged UBS Investment Bank and Goldman Sachs as financial advisors and Jones Day as legal counsel. We are happy to make them available to you to help expedite the transaction.

We thank you for your consideration of our proposal. We appreciate your immediate consideration and prompt response so that we may jointly pursue this transaction as soon as possible.

Very truly yours,

Fred C. Finney
Nationwide Mutual Insurance Company
Nationwide Mutual Fire Insurance Company
Nationwide Corporation